Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2011 relating to the consolidated financial statements and financial statement schedules of Colonial Properties Trust and subsidiaries as of and for the years ended December 31, 2010 and 2009 and the effectiveness of Colonial Properties Trust's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Colonial Properties Trust for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
May 17, 2011